Exhibit 5.1

126 East King Street

Lancaster, PA 17602-2893

Tel 717-299-5201 Fax 717-291-4660

www.barley.com

April 20, 2022

Fulton Financial Corporation

One Penn Square

Lancaster, PA 17602

Re:    Merger of Fulton Financial Corporation and Prudential Bancorp, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-4 (the “Registration Statement”), of 6,575,491 shares (the “Shares”) of the $2.50 par value common stock of Fulton (“Fulton Common Stock”), which is the maximum number of shares to be issued by Fulton pursuant to the terms of the Agreement and Plan of Merger, dated March 1, 2022 (the “Merger Agreement”), entered into between Fulton and Prudential Bancorp, Inc. (“Prudential”).

The following transactions will occur upon consummation of the Merger Agreement: (i) each of the outstanding shares of the $0.01 par value common stock of Prudential (“Prudential Common Stock”) will be converted into: (a) $3.65 in cash and (b) 0.7974 shares of Fulton Common Stock; (ii) Prudential will merge with and into Fulton, with Fulton surviving (the “Merger”); and (iii) Fulton Bank, National Association, the wholly-owned national bank subsidiary of Fulton, and Prudential Bank, the wholly-owned state-chartered bank subsidiary of Prudential, will merge, with Fulton Bank, National Association surviving.

Except as otherwise indicated herein, capitalized terms used in this opinion letter are defined and set forth in the Merger Agreement. Our opinions herein are subject to the following conditions and assumptions:

(1) All conditions precedent to the obligations of Fulton and Prudential, as set forth in the Merger Agreement, will have been satisfied at the time of the Merger;

(2) All covenants required to be performed by Fulton and Prudential on or before the date of consummation of the Merger, as set forth in the Merger Agreement, will have been performed by them as of such date; and

(3) The Shares of Fulton Common Stock will be issued, and the Merger will be consummated, in strict accordance with the terms of the Merger Agreement.

Based upon and subject to the foregoing, we are of the opinion that the Shares of Fulton Common Stock to be issued in connection with the Merger are duly authorized and, when issued as provided in the Merger Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the proxy statement/ prospectus included as part of the Registration Statement, under the caption “Legal Matters”.

Very truly yours,

/s/ Barley Snyder

Barley Snyder, LLP